Exhibit 10.9

AWARD AGREEMENT SUPPLEMENT

This Award Agreement Supplement (this “Supplement”) provides terms that are part of your Award Agreement (the “Agreement”) under (i) if you are an Employee of the Company, the Brighthouse Financial, Inc. 2017 Stock and Incentive Compensation Plan (the “Employee Plan”) and (ii) if you are a Non-Management Director of the Company, the Brighthouse Financial, Inc. 2017 Non-Management Director Stock Compensation Plan (the “Director Plan,” and together with the Employee Plan, the “Equity Plans”). In this Supplement, “Award” refers to the Performance Shares, Restricted Stock Units, Stock Options, Performance Units, or Restricted Units, that are the subject of the Award Agreement. All capitalized terms used in this document that are not defined herein are defined in the applicable Equity Plan document.

S-1. Code Section 162(m) Goals. To the extent the terms of your Award require the Company meet one or more of the Code Section 162(m) Goals:

(a) for Restricted Stock Units or Restricted Units, the “Code Section 162(m) Goals” shall be attainment of any one or more of:

(1) Improvement in the Company’s Statutory Surplus position over the Performance Period.

(2) Combined Risk Based Capital ratio of at least 400% as of the end of the Performance Period on an Authorized Control Level.

(3) Positive GAAP Operating ROE as of the end of the Performance Period;

(4) Insurer Financial Strength Rating of at least ‘A-’ from one or more credit rating agency as of the end of the Performance Period.

(5) Positive Value of New Business sold during the Performance Period for the annuity segment of the Company measured as of the end of the Performance Period.

(6) Variable Annuity funding at a level of CTE 95 or above as of the end of the Performance Period.

(b) For purposes of this Section S-1, the following definitions shall apply:

(1) “Statutory Surplus” means improvement in the surplus position of the Company as defined for statutory accounting purposes.

(2) “Combined Risk Based Capital Ratio” means the Risk Based Capital Ratio reported by the Company. Both Risked Based Capital Ratio and Authorized Control Level shall have the meaning ascribed by the NAIC.

(3) “GAAP Operating ROE” means the Company’s return on equity measured as Operating Income over Shareholder Equity excluding Accumulated Other Comprehensive Income (“AOCI”). All the capitalized terms used in this definition will have the meaning ascribed under generally acceptable accounting principles.

(4) “Credit Rating of at least ‘A-’” means that the Company’s financial strength rating as published by at least one nationally recognized statistical rating organization is ‘A-’ or greater.

(5) “Value of New Business” means the present value of lifetime cash to the Company from the product exceeds the present value of cash outflows from the Company in support of the product. Each present value calculation will have a discount rate equal to the cost of capital. The cost of capital shall be measured using 10 year treasury note rate at the time of the calculation, plus 500 basis points.

(6) “CTE 95” shall be defined as stated in the effective Form 10 for the Company.

(c) In calculating performance relative to the Code Section 162(m) Goals described in this Section S-1 and determining whether such Code Section 162(m) Goals have been met, the Committee will measure the goals based on known certainties as of the start of the measurement period (as stated in the Form 10). This means that changes in actuarial assumptions or models, accounting rules and regulatory rules (e.g. tax legislation, NAIC rules, etc.) that may occur after that start of the Performance Period are excluded. For the avoidance of doubt, Code Section 162(m) Goals 1, 2 and 3 set forth in Section S-1(a) exclude the impact of realized gains and losses on invested assets and derivatives.

S-2. Change of Status.

(a) If you are an Employee of the Company, the terms of this Section S-2 describe how various events affect your Covered Award, subject to Sections 2 (“Non-Disparagement”), 3 (“Violation of Agreement to Protect”), and 4 (“Restrictions Applicable to Insiders and Section 16 Officers”). If you are a Non-Management Director, the Director Plan describes how various events affect your Covered Award. “Covered Award” shall refer to:

(1) your unexercised Stock Options;

(2) your Restricted Stock Units or Restricted Units during their Period of Restriction (Outstanding Unit Tranches during their Period of Restriction, in case of Restricted Stock Units or Restricted Units divided into Unit Tranches); or

(3) your Performance Shares or Performance Units during their Performance Period.

(b) For purposes of this Section S-2, your transfer between the Company and an Affiliate, or among Affiliates, will not be a termination of employment, but any other termination of employment with the Company or any of its Affiliates (including the end of your employer’s status as an Affiliate) will be a termination of employment. The terms of this Section S-2 shall apply as provided, except as otherwise determined by the Committee. Any payment will be made at the time specified in Section S-8 (“Timing of Payment”).

(c) Long-Term Disability. In the event you qualify for long-term disability benefits under a plan or arrangement offered by the Company or an Affiliate for its Employees, or under another plan or under another disability insurance policy issued to you provided that you can prove the existence of such coverage and that you are receiving long-term disability payments from the carrier that issued the coverage, then the Standard Terms will continue to apply to your Covered Award. Once this Section S-2(c) applies, then none of Section S-2(d) (“Death”), Section S-2(e) (“Post-Employment Award Continuation”), or Section S-2(g) (“Other Termination of Employment”) will apply to your Covered Award, even if you subsequently return to active service. Section 2(f) (“Termination for Cause”) will continue to apply to your Covered Award, and will supersede the terms of this Section 2(c).

(d) Death. In the event that your employment with the Company or an Affiliate terminates due to your death:

(1) all of your Stock Options in your Covered Award will be immediately exercisable and will remain exercisable through the end of the period provided by the Standard Terms; or

(2) any other Covered Award payable in Shares under the Standard Terms will be due and payable in the form of Shares (or cash at a value equal to the number of Shares otherwise payable under the Covered Award multiplied by Closing Price on the date of your death, if so determined by the Committee), without multiplication by any Final Performance Factor that might be applicable under the Standard Terms (in the case of Performance Shares or Performance Units).

(3) any other Covered Award payable in cash under the Standard Terms will be due and payable in cash at a value equal to the number of units in the Covered Award multiplied by the Closing Price on the date of your death.

(e) Post-Employment Award Continuation.

(1) If your employment with the Company or an Affiliate terminates (other than for Cause) on or after your Rule of 65 Date, as defined below, then the Standard Terms will continue to apply to your Covered Award as if you remained in active employment.

(2) For this purpose:

a. the “Rule of 65 Date” means the date that the sum of your total completed years of age plus total Service is equal to or greater than sixty-five (65), so long as your Service (as defined below) is equal to or greater than five (5); and

b. “Service” means the aggregate number of completed years of employment with MetLife, the Company and its Affiliates (solely during your employer’s status as an Affiliate), as conclusively determined by the Company without regard to any later determinations or findings regarding your employment status by any third party.

(f) Termination for Cause. In the event that your employment with the Company or an Affiliate terminates for Cause, your Covered Award will be forfeited immediately.

(g) Other Termination of Employment. If none of Sections S-2(c) (“Long Term Disability”), (d) (“Death”), (e) (“Post-Employment Award Continuation”), or (f) (“Termination for Cause”) applies, then:

(1) your Stock Options or Option Units in your Covered Award that are exercisable as of your date of termination will remain exercisable until the close of business on the thirtieth calendar (30th) day after the date of the termination of your employment or until they would expire under the Standard Terms, whichever period is shorter, and all of your Stock Options in your Covered Award that are not exercisable at the date of termination of your employment will be forfeited immediately upon your termination of employment;

(2) your Outstanding Restricted Units or Restricted stock Units in your Covered Award will be forfeited immediately upon your termination of employment;

(3) Notwithstanding (2) immediately above, if you are offered a separation agreement by the Company or an Affiliate under a severance program, then to the extent your separation agreement becomes final by March 15 of the calendar year after the calendar year when the separation agreement is offered to you, the Standard Terms will continue to apply to your Covered Award as if you remained in active employment.

S-3. Change of Control.

(a) The terms of this Section S-3 describe how a Change of Control will affect your Covered Award, as defined in Section S-2(a)(1). If a Change of Control occurs prior to any of the events described in Section S-2, or subsequent to the events described in Section S-2(c) (“Long Term Disability”) and Section 2(e) (“Post-Employment Award Continuation”), this Section S-3 will supersede the terms of Section S-2. If any of the events described in the provisions of Section S-2(d) (“Death”), Section S-2(f) (“Termination for Cause”), or Section S-2(g) (“Other Employment Termination”) occurs prior to a Change of Control, the applicable terms of Section S-2 will supersede the terms of this Section S-3. If you are a Non-Management Director, the Director Plan describes how a Change of Control will affect your Covered Award.

(b) The terms of Section S-3(c) below will not apply to your Covered Award if the Committee reasonably determines in good faith, prior to the Change of Control, that you have been granted an Alternative Award for your Covered Award pursuant to Section 14.1 of the Employee Plan or Section 15.1 of the Director Plan. Any such Alternative Award shall not accelerate the timing of payment or otherwise violate Code Section 409A.

(c) Except as provided in Section S-3(b) above, and unless otherwise prohibited under law or by applicable rules of a national security exchange, if a Change of Control occurs:

(1) all of your Stock Options in your Covered Award will be immediately exercisable and will remain exercisable through the end of the period provided by the Standard Terms, unless the Committee elects to redeem your Stock Options for a cash payment equal to the Change of Control Price less the Exercise Price, multiplied by the number of exercisable Stock Options that you have not yet exercised; and

(2) any other Covered Award payable in Shares will be due and payable in the form of cash at a value equal to the number of Shares or units in the Covered Award multiplied by the Change of Control Price without multiplication by any Final Performance Factor that might be applicable under the Standard Terms (in the case of Performance Shares or Performance Units).

S-4 Nontransferability of Award. Except as provided in Section S-5, the applicable Equity Plan or as otherwise permitted by the Committee, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Award, and all rights with respect to your Award are exercisable during your lifetime only by you.

S-5 Payment to Estate or Beneficiary Designation. You may name one or more beneficiary or beneficiaries who may then exercise any right under this Agreement in the event of your death. Each beneficiary designation for such purpose will revoke all such prior designations. Beneficiary designations must be properly completed on a form prescribed by the Committee and must be filed with the Company during your lifetime. If you have not designated a beneficiary at the time of your death, then the beneficiary shall be the individual named as the beneficiary for your employer provided life insurance coverage. If there is no beneficiary for employer provided life insurance coverage for any reason, then the beneficiary shall be your estate.

S-6 Tax Withholding. The Company or an Affiliate shall deduct or withhold, or require you to remit to the Company or any Affiliate, amounts it determines are sufficient to satisfy federal, state and local taxes, domestic or other (including your FICA or other employment tax obligations or tax penalties that can be assessed against you, including but not limited to those under Code Section 409A) that the Company or any Affiliate determines is required by law or regulation to be withheld with or respect to any taxable event arising or as a result of your Award or the application of the applicable Equity Plan to your Award. To satisfy these withholding requirements, the Company or an Affiliate may withhold amounts from payment made under this Agreement, or from other payments due to you to the extent permissible under law. The Company will defer payment of cash or the issuance of Shares, as applicable, until this requirement is satisfied. To the extent Shares are payable to you under your Award and you are an executive officer subject to Section 16 of the Exchange Act, you may direct the Company to satisfy the withholding requirement by withholding Shares otherwise issuable to you based on the Fair Market Value of a Share on the date the taxable event with respect to your Award occurs. To the extent Shares are payable to you under your Award and you are not an executive officer subject to Section 16, the Company may elect to satisfy the withholding requirement by withholding Shares otherwise issuable based on the Fair Market Value of a Share on the date the taxable event with respect to your Award occurs.

S-7. Adjustments. The Committee will make appropriate adjustments in the terms and conditions of your Award as provided in Section 4.2 of the Equity Plans, and may make adjustments in the terms and conditions of your Award as provided in Section 15.2 of the Employee Plan or Section 11.2 of the Director Plan. The Committee’s determinations in this regard will be conclusive.

S-8. Timing of Payment.

(a) To the extent applicable, this Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly.

(1) If payment is due and payable for Awards that are Restricted Stock Units or Restricted Units (including Unit Tranches) under the Standard Terms, payment will be made no later than March 15 of the calendar year after the expiration of the applicable Period of Restriction.

(2) If payment is due and payable under the terms of Section S-2(d) (“Death”), it will be made upon your death.

(3) If payment is due and payable under Section S-3(c):

a. if the Change of Control that causes payment to be due and payable is a “change of control” as defined under Code Section 409A, such sum shall be paid to you within thirty (30) days after the Change of Control; or

b. if the Change of Control that causes payment to be due and payable is not a “change of control” as defined under Code Section 409A, such sum shall be paid to you at the time determined under Section S-8(a) on the same basis as if the Standard Terms applied.

S-9. Closing Price. For purposes of this Agreement, Closing Price will mean the closing price of a Share as reported in the principal consolidated transaction reporting system for the National Association of Securities Dealers Automated Quotations (or on such other recognized quotation system on which the trading prices of the Shares are quoted at the relevant time), or in the event that there are no Share transactions reported on such tape or other system on the applicable date, the closing price on the immediately preceding date on which Share transactions were reported. Closing Price shall constitute “Fair Market Value” under the Equity Plans for all purposes related to your Award.

S-10. No Guarantee of Employment. This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time. Nothing in this Agreement interferes with or limits in any way the right of the Company or an Affiliate to terminate your employment at any time. This Agreement does not give you any right to continue in the employ of the Company or an Affiliate.

S-11. Governing Law; Choice of Forum. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. Except as otherwise provided in the Company’s Certificate of Incorporation or By-Laws, any action to enforce this Agreement or any action otherwise regarding this Agreement must be brought in a court in the State of New York to which jurisdiction the Company and you consent.

S-12. Miscellaneous.

(a) For purposes of this Agreement, “Committee” includes any direct or indirect delegate of the Committee as defined in the applicable Equity Plan and (unless otherwise indicated) the word “Section” refers to a Section in this Agreement. Any other capitalized word used in this Agreement and not defined in this Agreement, including each form of that word, is defined in the applicable Equity Plan.

(b) Any determination or interpretation by the Committee pursuant to this Agreement will be final and conclusive. In the event of a conflict between any term of this Agreement and the terms of the applicable Equity Plan, the terms of the applicable Equity Plan control. This Agreement and the applicable Equity Plan represent the entire agreement between you and the Company, and you and all Affiliates, regarding your Award. No promises, terms, or agreements of any kind regarding your Award that are not set forth, or referred to, in this Agreement or in the applicable Equity Plan are part of this Agreement. In the event any provision of this Agreement is held illegal or invalid, the rest of this Agreement will remain enforceable.

(c) Your Award is not Shares and do not give you the rights of a holder of Shares. You will not be credited with anything additional with respect to your Award on account of any dividend paid on Shares.

(d) The Committee may, in its discretion, settle an Award otherwise payable in Shares instead in the form of cash, to the extent settlement in Shares is prohibited by law or would require you or the Company to obtain the approval of any governmental and/or regulatory body. The Committee may, in its discretion, require you at any time to immediately sell Shares you acquire under this Agreement, in which case, the Company shall have the authority to issue sales instructions in relation to such Shares on your behalf. If the Committee determines that applicable law requires that you receive fewer Shares or a lesser amount of cash than that otherwise determined under this terms of this Agreement, you will receive that number of Shares or amount of cash the Committee determines is due under applicable law. No Shares will be issued or no cash will be paid if that issuance or payment would result in a violation of applicable law, including United States securities laws and any other applicable securities laws.

(e) The issuance of Shares or payment of cash pursuant to your Award is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. The Company’s grant of the Award to you is not intended to be a public offering of securities outside the United States, and the Company has not submitted any registration statement, prospectus, or other securities filing with authorities outside the United States, except where required by law. Your Award has not been, and will not be, reviewed by or registered with any securities authorities outside the United States

(f) You agree to repatriate all payments under this Agreement or cash attributable to Shares you acquire under this Agreement to the extent required under any applicable legal requirements, such as foreign exchange rules and regulations in your country of residence or country of employment.

(g) Your Award is subject to any Company compensation recoupment policy in effect from time to time.

(h) Regardless of any action the Company or any Affiliate takes with respect to any or all tax withholding (including social insurance contributions and payment on account obligations, if any), you acknowledge that the ultimate liability for all such taxes is and remains your responsibility (or that of your beneficiary or estate) and that neither the Company nor any Affiliate makes any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of any of your Award, including the grant or payment on account of the Award, and that neither the Company nor any Affiliate commits to structure the terms of the grant of or any aspect of any Award to reduce or eliminate your (or you estate’s or any heir’s) liability for such tax. You agree to take any and all actions as may be required to comply with your personal tax obligations.

(i) You agree that this Agreement and any other documents related to the applicable Equity Plan or your Award are to be presented to you in English, except where prohibited by law. If any such document is translated into a language other than English, the English version will control, to the extent permitted by applicable law.

(j) The collection, processing and transfer of your personal data (collectively “Data Handling”) is necessary for the Company’s administration of the Equity Plans, this Agreement and your Award, and such Data Handling shall be done consistent with applicable law, the data privacy consents, if any, signed by you, the terms of your employment contract (if any) and/or your local company’s governing policies with respect to data privacy.

(k) In accepting this Agreement, you acknowledge, to the extent allowed by law, that:

(1) the applicable Equity Plan and this Agreement are each established voluntarily by the Company, and that each is discretionary in nature and may be modified, suspended or terminated at any time, as provided in the applicable Equity Plan and this Agreement, respectively, and such change or the end of your participation in the applicable Equity Plan shall not constitute a change or impairment of the terms and conditions of your employment or give rise to any liability to you;

(2) the grant of your Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of an Award, even if Awards have been granted repeatedly in the past;

(3) all decisions with respect to future Award grants, if any, will be at the discretion of the Committee, including, but not limited to, the timing of any grants, the number of units or Shares in any Award, and vesting provisions;

(4) your participation in the applicable Equity Plan is voluntary;

(5) the Award is an extraordinary item which is outside the terms and conditions of your employment or service and the scope of your employment contract, if any;

(6) the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(7) the Award grant will not be interpreted to form an employment contract or relationship with any Affiliate or the Company, and you are not an employee of the Company;

(8) the future Closing Price of Shares is unknown and cannot be predicted with certainty;

(9) to the fullest extent permitted by law, no claim or entitlement to compensation or damages arises from termination of the Award or diminution in value of the Award and you irrevocably release the Company and each Affiliate from any such claim that may arise; and

(10) in the event of the termination of your employment, neither your eligibility, nor any right to receive Awards, nor any period within which payment may be made on account of your Award, if any, will be extended beyond the period specified under this Agreement by any notice period mandated under law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of the termination of your employment, your right to payment on account of your Award, if any, will not be extended by any notice period mandated under law; and

(11) you have been granted your Award as a consequence of the commercial relationship between the Company and the Affiliate that employs you, and the Affiliate that employs you is your sole employer.

(l) The Company may impose other requirements as a condition of your Award, to the extent the Committee determines, in its discretion, that such other requirements are necessary or advisable in order to comply with law or facilitate the operation or administration of this Agreement, your Award, or the applicable Equity Plan. To the extent the Company determines in its discretion that you are required to execute any document or undertaking for this purpose, you agree to do so.

S-13. Amendments. The Committee has the exclusive right to amend this Agreement as long as the amendment does not adversely affect any of your previously-granted Awards in any material way (without your written consent) and is otherwise consistent with the applicable Equity Plan. The Company will give written notice to you (or, in the event of your death, to your beneficiary or estate) of any amendment as promptly as practicable after its adoption.

S-14. Agreement to Protect Corporate Property. If, as and when the Company or any Affiliate that employs you, adopts an Agreement to Protect Corporate Property (a “Property Agreement”), then the grant of your Award is subject to and contingent upon your execution of the Property Agreement within the time frame specified by the Company and in the method specified by the Company. If the Company does not receive your executed Property Agreement within the time frame specified by the Company, then this Agreement and the Award granted to you will be void. The Committee may, in its sole discretion, allow an extension of time for you to return your signed Property Agreement.

S-15. Restrictive Covenants.

(a) The terms of this Section S-15shall apply notwithstanding any other terms of this Agreement, other than Section S-3 (“Change of Control”), to the contrary. If a Change of Control occurs prior to any “finding” described in this Section S-15, any applicable terms of Section S-3 (“Change of Control”) will supersede the terms of this Section S-15. Notwithstanding the terms of Section S-11 (“Governing Law; Choice of Forum”) to the contrary, this Section S-15 will be construed in accordance with and governed by the laws of the State of North Carolina regardless of the law that might be applied under principles of conflict of laws.

(b) Non-Disparagement. Your Award shall be forfeited if the Committee finds that you have, at any time after your employment ends and before your Award is paid to you (in the case of Performance Shares, Performance Units, Restricted Stock Units, or Restricted Units) or exercised by you (in the case of Stock Options), made statements that damage, disparage, or otherwise diminish the reputation or business of the Company, any of its Affiliates, or of any their respective employees, officers, directors, products, or services, with the exception of truthful statements that are compelled by law or otherwise authorized pursuant to legal or administrative processes.

(c) Violation of Agreement to Protect Corporate Property. Your Award shall be forfeited if the Committee finds that you have, at any time before your Award is paid to you (in the case of Performance Shares, Performance Units, Restricted Stock Units, or Restricted Units) or exercised by you (in the case of Stock Options), violated any of the terms of any Property Agreement.

(d) Restrictions Applicable to Insiders and Section 16 Officers.

(1) The terms of this Section S-15(d) shall apply if you are an Insider at any time during the Performance Period (in the case of Performance Shares or Performance Units) or Period of Restriction (in the case of Restricted Stock Units or Restricted Units), or at any time prior to your exercise of each of your Stock Options, notwithstanding any other terms of this Agreement, other than Section S-3 (“Change of Control”), to the contrary.

(2) If the Committee reasonably finds that, at any time during the Performance Period (in the case of Performance Shares or Performance Units) or Period of Restriction (in the case of Restricted Stock Units or Restricted Units), or at any time prior to your exercise of each of your Stock Options, whether during your employment with the Company and its Affiliates or thereafter, you directly or indirectly owned any interest in, managed, controlled, participated in, consulted with, or rendered services, as an officer, director, employee, partner, member, consultant, independent contractor or agent, to any person or entities currently engaged in business activities which compete (or will compete based on the anticipated plans of the Company or an Affiliate at the time of your employment termination) with the business of the Company or an Affiliate in any country in which the Company or an Affiliate conducts business or has plans to conduct business during your employment or as of the date your employment terminated, then, to the maximum extent permissible by law, your Award and any payments otherwise due under your separation agreement, if any, under Section S-2(g) (“Other Termination of Employment”) will be immediately forfeit.

S-16. Deadline to Accept. If you wish to accept the terms of this Agreement you must do so by the electronic means made available to you within sixty (60) days after receiving this Agreement. The Committee may, in its sole discretion, extend the time within which you may accept this Agreement.